Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-138510

PROSPECTUS SUPPLEMENT
(To prospectus dated December 1, 2006)

                                  $140,000,000
                    Central Hudson Gas & Electric Corporation
                           Medium-Term Notes, Series F

We may use this prospectus supplement to offer our unsecured Medium-Term Notes, Series F, from time to time.

The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

      o     They may have maturities of one year to 50 years.

      o They may be subject to redemption at our option or repayment at the option of the holder.

      o     They will be denominated in U.S. dollars.

      o They may bear interest at a fixed rate or certain notes issued at a discount may not bear interest.

      o Interest will be paid on fixed rate notes on May 1 and November 1 of each year (unless otherwise specified in a pricing supplement) and at maturity.

      o     They may be issued in certificated or book-entry form.

      o They will be issued in minimum denominations of $1,000 and multiples of $1,000.

      o They will be issued in an aggregate principal amount of up to $140,000,000.

      o They will be offered from time to time on a reasonable best efforts basis on our behalf by the Agents named below and other Agents appointed from time to time by us. In addition, any Agent may purchase notes from us as principal and may resell them to investors, and we may sell notes directly to investors acting on our own behalf.

This prospectus supplement may be used to offer and sell the notes only if accompanied by the prospectus.

      We will receive between $138,950,000 and $139,790,000 of the proceeds from the sale of the notes, after paying the Agents' commissions of between $210,000 and $1,050,000 and before deducting $375,000 in estimated offering expenses unless otherwise provided in an applicable pricing supplement. The exact proceeds to us will be set at the time of issuance. We do not expect that any of the notes will be listed on any securities exchange, and a market for the notes may not develop.

                                 -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                 -----------------

Banc of America Securities LLC         JPMorgan          KeyBanc Capital Markets

                                 -----------------

March 19, 2007

                                TABLE OF CONTENTS

          Prospectus Supplement                Page                       Prospectus                      Page
          ---------------------                ----                       ----------                      ----
Introductory Statement.................        S-2      About this Prospectus........................       1

Use of Proceeds........................        S-3      Risk Factors.................................       1

Description of the Notes...............        S-3      Where You Can Find More Information..........       3

Plan of Distribution...................        S-7      Forward-Looking Statements...................       3

Where You Can Find More Information....        S-8      Central Hudson Gas & Electric Corporation....       5

Legal Matters..........................        S-9      Use of Proceeds..............................       6

Experts................................        S-9      Ratios of Earnings to Fixed Charges..........       6

                                                        Description of the Debt Securities...........       7

                                                        Plan of Distribution.........................      14

                                                        Legal Matters................................      15

                                                        Experts......................................      15

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the applicable pricing supplement. We have not authorized anyone to provide you with information different from that contained in these documents. The information contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus supplement or any sale of the notes. We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted.

                             INTRODUCTORY STATEMENT

      We are offering our unsecured medium-term notes in the principal amount of $140,000,000. We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer the notes from time to time. This prospectus supplement provides you with certain terms of the notes and supplements the description of the notes contained in the attached prospectus. If any information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement replaces the inconsistent information. Each time we issue notes, we will prepare a pricing supplement that will contain additional terms of the offering and the description of the specific notes offered. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. Any information in the pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                                 USE OF PROCEEDS

      We expect to use the net proceeds from the sales of the notes for the purposes set forth under the heading "Use of Proceeds" in the accompanying prospectus.

                            DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the debt securities and the indenture under "Description of the Debt Securities" in the accompanying prospectus, which description you should read. We have filed the indenture with the Securities and Exchange Commission (the "SEC"), as referred to in the list of exhibits to the registration statement. You should read the indenture for provisions that may be important to you. The following description of the notes will apply to all notes, unless otherwise specified in an accompanying pricing supplement.

General

      We will issue the notes as a single series of unsecured debt securities under the indenture dated as of April 1, 1992, between us and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor trustee to Morgan Guaranty Trust Company of New
York), as trustee. The notes will be limited in aggregate principal amount to $140,000,000.

      We will issue the notes in fully registered form only, without coupons. Unless we specify otherwise in the applicable pricing supplement, the notes will be issued as "book-entry" notes, represented by a permanent global note or notes registered in the name of The Depository Trust Company ("DTC"), or its nominee. We reserve the right, however, to issue note certificates registered in the name of the holders of the notes. Unless we specify otherwise in the applicable pricing supplement, the authorized denominations of the notes will be $1,000 and integral multiples thereof.

The pricing supplement relating to a note will describe the following terms:

      o     the price at which the note will be issued;

      o     the date on which the note will be originally issued;

      o     the date on which the note will mature;

      o if an interest-bearing note, the fixed annual rate at which the note will bear interest and the interest payment dates for the note which, unless otherwise specified, will be May 1 and November 1 of each year;

      o     whether the note

            - may be redeemed by us at our option prior to its maturity date and/or

            - is required to be redeemed by us prior to its maturity date pursuant to any sinking fund or other mandatory redemption provision applicable to the note;

      and, if so, the related terms and conditions, including applicable redemption dates and prices;

      o any provisions for the repayment or purchase by us of the note at the option of the holder;

      o     any applicable discounts or commissions; and

      o any other terms of the note not inconsistent with the provisions of the indenture.

In the discussion that follows, whenever we talk about:

      o paying principal or interest on the notes at maturity, we mean at the maturity date, redemption date or other date upon which payment of principal of the notes become due;

      o a holder of a note, we mean the person in whose name the note is registered (which, in the case of global notes representing "book-entry" notes, will be DTC or its nominee);

      o a business day with respect to any note, we mean any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in The City and State of New York, or other city in which any office or agency is maintained for the payment of principal of, or premium, if any, or interest on the note, are generally authorized or required by law, regulation or executive order to remain closed; and

      o the regular record date for any interest payment date for a note (unless otherwise specified in the applicable pricing supplement), we mean the April 15 or October 15 (whether or not a business day) immediately preceding the interest payment date.

Payment of Principal and Interest

      Unless otherwise set forth in the applicable pricing supplement, each note will bear interest from the date of its original issue or from the most recent interest payment date to which interest has been paid or duly provided for, whichever is later, at the fixed rate per annum stated on its face until the principal amount of the note is paid or duly provided for. However, each note authenticated after the regular record date for any interest payment date but before such interest payment date will bear interest from such interest payment date, unless the date of its original issue is after such regular record date but before such interest payment date, in which case the note will bear interest from the date of its original issue. Interest on each note will be payable semiannually in arrears on each interest payment date and at maturity. Each payment of interest in respect of an interest payment date or at maturity will include interest accrued through the day before such date. Interest on notes will be computed on the basis of a 360-day year of twelve 30-day months.

      Payments of interest on the notes (other than interest payable at maturity) will be made to the holders of the notes as of the regular record date for each interest payment date, commencing with the first interest payment date following the date of original issue of the note. However, if the date of original issue of a note is after a regular record date and before the corresponding interest payment date, interest for the period from and including its original issue date to but excluding the second interest payment date following the original issue date will be paid on such second interest payment date to the holder of the note on the regular record date immediately preceding such second interest payment date. Unless otherwise specified in the applicable pricing supplement, payment of interest on a note (other than interest payable at maturity) may, at our option, be made by check mailed to the holder of the note or (subject to receipt of proper instructions) by wire transfer to an account maintained by the holder with a bank in the United States. See "Supplemental Description of the Notes - Book-Entry Notes."

      Unless otherwise specified in the applicable pricing supplement, the principal of the notes and any premium and interest thereon payable at maturity will be paid upon surrender of the note at the office of U. S. Bank Trust National Association in New York, New York, or of any successor paying agent in New York, New

York. All payments of principal of, and premium, if any, and interest on, any of the notes will be made in United States dollars.

      Unless we specify otherwise in the applicable pricing supplement, if any date for payment of principal or interest on a note is not a business day, payment of amounts due on the note on that date may be made on the next succeeding business day. If that payment is made or duly provided for on that business day, no interest shall accrue on those amounts for the period from and after the payment date to that business day.

Book-Entry Notes

      We will issue the notes as "book-entry" notes, unless we specify otherwise in the applicable pricing supplement.

      The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered note certificate will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

      Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. For example, Beneficial Owners of notes may wish to ascertain that the nominee holding the note for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

      Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by both Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, disbursement of such payments to Indirect Participants will be the responsibility of Direct Participants, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

      A Beneficial Owner shall give notice to elect to have its notes purchased or tendered, through its Participant, to the trustee, and shall effect delivery of such notes by causing the Direct Participant to transfer such Participant's interest in the notes, on DTC's records, to the trustee. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered notes to the trustee's DTC account.

      DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, note certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                              PLAN OF DISTRIBUTION

      Under the provisions of a Distribution Agreement, dated March 19, 2007 (the "Distribution Agreement"), the notes are being offered on a continuing basis by us through Banc of America Securities LLC, J.P. Morgan Securities Inc. and KeyBanc Capital Markets, a Division of McDonald Investments Inc., as agents (the "Agents"), each of which has agreed to use its reasonable best efforts to solicit offers to purchase the notes. The Company may, upon five days' prior written notice to the Agents, appoint additional persons to serve as Agents, but only if each additional person agrees to be bound by all the terms of the Distribution Agreement. We also may sell notes to an Agent, as principal, at a price to be agreed upon at the time of sale. Such notes may be resold by such Agent to investors or other purchasers at varying prices related to prevailing market prices at the time of such resale, if any, or at a fixed public offering price set forth in the applicable pricing supplement, as determined by such Agent. We reserve the right to sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. To the extent a potential investor contacts us directly, we may refer such investor to any Agent to complete such sale of notes to the investor. Each Agent will have the right, in its discretion reasonably exercised, without notice to us, to reject any proposed purchase of notes through it in whole or in part. Payment of the purchase price of notes will be required to be made in immediately available funds in The City of New York. We will pay each Agent a commission in the form of a discount ranging from ..150% to .750% (or, in the case of notes having a term greater than 30 years, a commission to be negotiated and set forth in the applicable pricing supplement) of the principal amount of notes sold through such Agent, depending upon the maturity date of such notes; provided that the discount will be in an amount as may be agreed to by us and such Agent if we referred the investor to the Agent as described above. No commission will be payable on any sale made directly by us. In the event of purchases of notes by the Agents as principal for resale to investors at a fixed price or prices, such purchases will, unless otherwise provided in the applicable pricing supplement, be at the principal amount of the notes less a discount ranging from .150% to .750% (or, in the case of notes having a term greater than 30 years, a commission to be negotiated and set forth in the applicable pricing supplement), depending upon the maturity date of such notes.

      Each Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act"). We have agreed to indemnify each Agent, whether acting as agent or principal, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that such Agent may be required to make in respect of any liabilities, and to reimburse such Agent for, or pay, certain of its expenses, including the fees and disbursements of legal counsel to such Agent.

      In connection with certain offerings of the notes, the Agents may engage in overallotment, stabilizing transactions and short covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the Agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and short covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These activities, if commenced, may be discontinued at any time. Neither we nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the Agents makes any representation that the Agents will engage in any of the transactions described in this paragraph or that such transactions, once commenced, will not be discontinued without notice.

      The notes will not be listed on any securities exchange and will not have an established trading market when issued. Each Agent may make a market in the notes, but such Agent is not obligated to do so and may discontinue market-making at any time without notice. There can be no assurance that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes.

      Each Agent and/or certain of its affiliates engages from time to time in various general financing, investment banking and commercial banking transactions with us and certain of our affiliates.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov and on our website at www.chenergygroup.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus, and you should not rely upon such information. The accompanying prospectus is part of a registration statement on Form S-3 (File No. 333-138510) filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the debt securities. Statements contained in this prospectus supplement and the accompanying prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

      The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement (and the accompanying prospectus), and information that we file later with the SEC will automatically update and may supersede this information. To the extent that the information we file with the SEC is made on a combined basis by us and our holding company parent, CH Energy Group, Inc., we only incorporate the information that relates to us, not the information that relates to CH Energy Group, Inc. or its other affiliates. We are incorporating by reference into this prospectus supplement our Annual Report on Form 10-K for the year ended December 31, 2006 that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 001-03268); provided, however, that we are not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K,

      You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

           Treasurer
           Central Hudson Gas & Electric Corporation

           284 South Avenue
           Poughkeepsie, New York 12601-4879
           (845) 452-2000

                                  LEGAL MATTERS

      Certain legal matters with respect to the debt securities offered hereby will be passed upon for us by Thompson Hine LLP, our counsel, New York, New York, and for the agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

                                     EXPERTS

      The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

                                 DEBT SECURITIES

By this prospectus, we may offer from time to time up to $140,000,000 of our debt securities. The debt securities may be issued in one or more series and will be unsecured. Any series may provide for one or more issuances of debt securities. The debt securities of each series or issuance will be offered on terms to be determined at the time of sale. The debt securities may be issued as individual securities in registered form or as one or more global securities in registered form. The debt securities will not be listed on any securities exchange or designated for quotation on the NASDAQ Stock Market.

We may offer the debt securities in any of the following ways:

      o     directly;

      o     through agents;

      o     through dealers; or

      o through one or more underwriters or a syndicate of underwriters in an underwritten offering.

                                   ----------

Investing in our debt securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

                                   ----------

WE WILL PROVIDE THE SPECIFIC TERMS OF THE DEBT SECURITIES IN ONE OR MORE SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE APPLICABLE SUPPLEMENTS CAREFULLY BEFORE YOU INVEST. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 1, 2006.

                                TABLE OF CONTENTS

                                                                            PAGE
About this Prospectus.........................................................1
Risk Factors..................................................................1
Where You Can Find More Information...........................................3
Forward-Looking Statements....................................................3
Central Hudson Gas & Electric Corporation ....................................5
Use of Proceeds...............................................................6
Ratios of Earnings to Fixed Charges...........................................6
Description of the Debt Securities............................................7
Plan of Distribution.........................................................14
Legal Matters................................................................15
Experts......................................................................15

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these debt securities in any state or jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any prospectus supplement or in any pricing supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of such document containing such information.

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may offer, from time to time, the debt securities described in this prospectus in one or more offerings with a total aggregate principal amount not to exceed $140,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the debt securities being offered. The prospectus supplement and any applicable pricing supplement may also add, update or change information in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and any applicable pricing supplement, together with the information contained in the documents referred to under the heading "Where You Can Find More Information."

      For more detailed information about the debt securities, you can also read the exhibits to the registration statement. The exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                                  RISK FACTORS

Before purchasing any debt securities we offer, you should carefully consider the following risk factors as well as the other information contained in this prospectus, any prospectus supplement or any pricing supplement, and the information incorporated by reference herein in order to evaluate an investment in our debt securities.

Redeployment of Capital

      CH Energy Group, Inc., our holding company parent corporation, is seeking to invest a significant portion of its cash reserves in energy-related assets and/or utility assets. These funds were generated from the sales of our interests in our major generating assets and Energy Group's sale of its former subsidiary CH Resources, Inc., and are currently held in money market instruments and short-term securities. Investments in new business ventures may provide returns that are lower than those anticipated when an investment is made, including potential losses or write-offs, and may cause Energy Group's earnings to be more volatile.

Storms and Other Events Beyond Our Control May Interfere with the Operation of Our Transmission and Distribution Facilities in the Mid-Hudson Valley Region

      Our revenues are generated by the delivery of electricity over transmission and distribution lines and by the delivery of natural gas through pipelines. These facilities, which are owned and operated by us or by third party entities, are at risk of damage from storms, natural disasters, wars, terrorist acts, and other catastrophic events, occurring both within and outside Central Hudson's franchise territory, and are at risk of curtailment or cessation of operations as a result of unfavorable regulatory or judicial orders. The siting, regulatory approval, and construction of natural gas and electric transmission projects are subject to applicable laws and regulations, including local considerations, which may increase the cost or delay the completion of these projects. If we or the relevant third-party entity (as the case may be) are unable in a timely manner to repair our facilities or to obtain the rescission or stay of unfavorable regulatory or judicial orders which have caused the curtailment or cessation of operation of our facilities (as the case may be), our customers may experience a service disruption and we may experience lower revenues or increased expenses, or both, that we may not be able to recover fully through rates, insurance, sales margins, or other means in a timely manner, or at all.

Unusual Temperatures in the Mid-Hudson Valley Region Could Adversely Impact our Earnings

      The mid-Hudson Valley region, which is our service territory, typically experiences seasonal fluctuations in temperature. If, however, the region were to experience unusually mild winters and/or cooler summers, our earnings could be adversely impacted. A considerable portion of our total electric deliveries is directly or indirectly related to weather-sensitive end uses such as air conditioning and space heating. The majority of our natural gas deliveries are directly related to the use of these fuels for space heating. As a result, sales fluctuate and vary from normal expected levels based on variations in weather from seasonal normal levels. Such variations in sales volumes could affect results of operations significantly. We have programs in place to constrain the potential variability in results of operations through the use of risk management instruments. However, no assurance can be given that suitable risk management instruments will remain available.

Our Rate Plans Limit Our Ability to Pass Through Increased Costs to Our Customers; If Our Rate Plans Are Modified by State Regulatory Authorities, Our Revenues May Be Lower Than Expected

      As a transmission and distribution company delivering electricity and natural gas within New York State, we are regulated by the Public Service Commission of the State of New York (the "PSC"), which regulates retail rates, terms and conditions of service, various business practices and transactions, financings, and transactions between us and Energy Group or Energy Group's competitive business subsidiaries.

      The rate plans under which we operated from November 2001 through June 30, 2006, were superseded by a new rate plan covering the three-year period from July 1, 2006 to June 30, 2009. Rate plans generally may not be changed during their respective terms, absent unusual circumstances. As a result, the new rate plan may not fully reflect all of the future trends in revenues, expenses, construction costs, and other important factors that will determine our financial performance.

      The previous effective rate plans and the rate proceeding commenced by us in 2005 are discussed in Note 2 - "Regulatory Matters" of our Annual Report on Form 10-K for the year ended December 31, 2005. The new rate plan and the 2006 Joint Proposal (which forms the basis for the new rate plan) are discussed in
Note 3 - "Regulatory Matters" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

We Are Subject to Risks Relating to Asbestos Litigation and Manufactured Gas Plant Facilities

      Litigations have been commenced against us arising from the use of asbestos at our previously owned major generating assets, and we are involved in a number of matters arising from contamination at former manufactured gas plant sites. Reference is made to Note 11 - "Commitments and Contingencies" in our Annual Report on Form 10-K for the year ended December 31, 2005, and in particular to the subcaptions in the Note regarding "Asbestos Litigation" and "Former Manufactured Gas Plant Facilities."

There is No Public Market for the Debt Securities Offered by this Prospectus

      We can give no assurances as to whether any market may develop for the debt securities offered by this prospectus, the liquidity of any such market, the ability of any investor to sell any of the debt securities, or the price at which investors would be able to sell them. If a market for the debt securities does not develop, investors may be unable to resell the debt securities for an extended period of time, if at all. If a market for the debt securities does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the debt securities. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the debt securities as collateral for loans. The debt securities will not be listed on any securities exchange or designated for quotation on the NASDAQ Stock Market.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov and on our website at www.chenergygroup.com. Information on our website is not part of this prospectus. This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933, as amended. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

      The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 001-03268); provided, however, that we are not incorporating any information furnished under
Item 2.02 or 7.01 (formerly Item 12 or 9) of any Current Report on Form 8-K:

            -- Our Annual Report on Form 10-K for the year ended December 31, 2005;

            -- Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (as amended by our Quarterly Report on Form 10-Q/A filed on November 7, 2006); and

            -- Our Current Reports on Form 8-K filed on March 13, 2006, April 21, 2006, July 28, 2006, and September 5, 2006, and our Amendment to Current Report on Form 8-K filed on April 6, 2006.

You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

      Treasurer
      Central Hudson Gas & Electric Corporation
      284 South Avenue
      Poughkeepsie, New York 12601-4879
      (845) 452-2000

                           FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference may contain statements which, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to our future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to:

      o     weather;

      o     energy supply and demand;

      o     fuel prices;

      o     interest rates;

      o     potential future acquisitions;

      o developments in the legislative, regulatory and competitive environment;

      o     market risks;

      o     electric and natural gas industry restructuring and cost recovery;

      o     the ability to obtain adequate and timely rate relief;

      o     changes in fuel supply or costs;

      o the success of strategies to satisfy electricity and natural gas requirements following the sale of our major generating assets;

      o     future market prices for energy, capacity, and ancillary services;

      o the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and

      o certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.

Please also refer to the section "Risk Factors" in this prospectus. Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement or any pricing supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

                    CENTRAL HUDSON GAS & ELECTRIC CORPORATION

      We are a public utility that serves the Mid-Hudson River Valley region of New York State. We or our predecessors have been in business since 1900. We purchase, sell at wholesale, and distribute electricity and natural gas in portions of New York State. We also generate a small portion of our electricity requirements. We are a wholly-owned subsidiary of CH Energy Group, Inc. CH Energy Group, Inc. is also the holding company for Central Hudson Enterprises Corporation ("CHEC). CHEC is comprised of other energy-related companies and investments engaged primarily in fuel distribution and related services and renewable energy. Our principal executive office is located at 284 South Avenue, Poughkeepsie, New York 12601-4879 and our telephone number is (845) 452-2000.

      Total revenues and operating income before income taxes (expressed as percentages) derived from our electric and gas operations accounted for approximately the following percentages of our total revenues and operating income before income taxes for each of the last three years:

----------------------------------------------------------------------------------------
                                                             Percent of Operating Income
                            Percent of Total Revenues           before Income Taxes
----------------------------------------------------------------------------------------
                            Electric          Gas           Electric               Gas
----------------------------------------------------------------------------------------
2005                         77.00%          23.00%          75.79%              24.21%
----------------------------------------------------------------------------------------
2004                         77.47%          22.53%          74.65%              23.35%
----------------------------------------------------------------------------------------
2003                         78.77%          21.23%          73.01%              26.99%
----------------------------------------------------------------------------------------

      For the year ended December 31, 2005, we served an average of 292,826 electric and 70,714 natural gas customers monthly. Our electric revenues during that period were derived from the following sources (approximate):

      o     52.01% from residential customers;*

      o     35.44% from commercial customers;*

      o     5.28% from industrial customers;* and

      o     7.27% from other utilities and miscellaneous sources.

* includes the energy delivery service attributed to residential, commercial and industrial customers.

Our total natural gas revenues during that period were derived from the following sources (approximate):

      o     48.02% from residential customers;

      o     37.25% from commercial customers;

      o     4.16% from industrial customers;

      o     4.19% from interruptible customers; and

      o 6.38% from miscellaneous sources (including revenues from transportation of customer-owned natural gas).

                                 USE OF PROCEEDS

      We are offering hereby our unsecured debt securities, in the maximum amount described on the cover page of this prospectus, on terms to be determined when an agreement or agreements to sell any or all of the debt securities are made from time to time. Unless otherwise set forth in a prospectus supplement, we will use the net proceeds from sales of the debt securities for general corporate purposes, which may include:

      o     the payment of maturing issues of long-term debt;

      o repayment of short-term debt incurred or expected to be incurred for working capital requirements in connection with our construction program and energy purchases; and/or

      o financing expenditures for our construction program and for other general corporate purposes.

      More specific information concerning the use of the proceeds from any particular sale of debt securities will be set forth in the applicable prospectus supplement. Pending application of the proceeds for such purposes, proceeds from the sale of the debt securities may be temporarily invested in short-term instruments. Reference is made to the information contained in the documents referred to under the heading "Where You Can Find More Information" regarding our construction program and other significant capital requirements and our general financing plan and capabilities.

      Although we do not have any definitive plans for sales of the debt securities offered hereby, subject to market conditions, we anticipate selling during 2007 approximately $60 to $70 million of debt securities, with approximately $33 million of the proceeds to be used to repay an equal principal amount of our 2002 Series D promissory notes which bear interest at the rate of 5.8% per annum and mature on March 28, 2007 and with approximately $27 to $37 million of the proceeds to be used to finance our construction program and for general corporate purposes.

                       RATIOS OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges for each of the last five fiscal years (and for the nine months ended September 30, 2006) are as follows:

-----------------------------------------------------------------------------------------------------
                                            Year Ended December 31,                    Nine months
                                                                                          ended
                                                                                      September 30,
-----------------------------------------------------------------------------------------------------
                   2001        2002           2003           2004           2005          2006
-----------------------------------------------------------------------------------------------------
Ratio of
Earnings to         2.1        2.7            3.5             4.2           3.9            3.6
Fixed Charges
-----------------------------------------------------------------------------------------------------

For purposes of the determination of this ratio, the following should be noted:

      o Earnings consist of pretax income from continuing operations adjusted to add the amount of fixed charges computed for this ratio and also include our share in the income of our subsidiary, which is wholly owned. Since we are a public utility, earnings include allowance for funds used during construction.

      o Fixed charges consist of interest charges on first mortgage bonds, other long-term debt, other interest charges including interest on short-term debt, amortization of premium and expense on debt, preferred dividends and the portion of rents representative of the interest factor. These charges have not been reduced by any allowance for funds used during construction.

                       DESCRIPTION OF THE DEBT SECURITIES

      General: The debt securities will be issued under an indenture, dated as of April 1, 1992, between us and U.S. Bank Trust National Association (formerly known as First Trust of New York, National Association) (as successor trustee to Morgan Guaranty Trust Company of New York), as trustee. The debt securities may be issued in one or more series. Each series may provide for one or more issuances of debt securities. The following is a description of the material terms of the debt securities. For a complete description of the debt securities you should read the indenture.

      The indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. The indenture also does not limit the amount of other debt, secured or unsecured, which we may issue. The debt securities will be unsubordinated and unsecured obligations ranking equally with all our existing and future unsubordinated and unsecured obligations. All of our indebtedness, which as of September 30, 2006 totaled approximately $374,000,000, is currently unsubordinated and unsecured (of that amount, approximately $344,000,000 is long term debt and the remainder is short term debt); accordingly, the debt securities issued hereunder will rank equally with our currently outstanding indebtedness.

      Reference is made to the applicable prospectus supplement for a description of the following terms of specific series of debt securities:

      o     the title of debt securities of such series;

      o the limit, if any, upon the aggregate principal amount of debt securities of such series;

      o the rate or rates, or the method of determination thereof, at which debt securities of such series will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable; and the regular record dates for the interest payable on such interest payment dates;

      o our obligation, if any, to redeem or purchase debt securities of such series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the periods within which or the dates on which, the prices at which and the terms and conditions upon which debt securities of such series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

      o the periods within which or the dates on which, the prices at which and the terms and conditions upon which such debt securities may be redeemed or repurchased, if any, in whole or in part, at our option;

      o if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of such series will be issuable;

      o whether debt securities of such series are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary for such global securities; and

      o any other terms of such debt securities not inconsistent with the provisions of the indenture.

      Payment of Debt Securities; Transfers, Exchanges: Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name such debt security is registered as of the close of business on the regular record date relating to such interest payment date; provided, however, that interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be paid to the person to whom the principal of such debt security is paid. However, if there has been a default in the payment of interest on any debt security, such defaulted interest may be payable to the registered holder of such debt security as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date we propose for payment of such defaulted interest.

      Principal of and premium, if any, and interest, if any, on the debt securities at maturity will be payable upon presentation of the debt securities at the principal corporate trust office of the initial paying agent, U.S. Bank Trust

National Association, or of any successor paying agent, in New York, New York. We may change the place of payment on the debt securities, may appoint one or more paying agents (including ourselves) and may remove any paying agent, all in our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place of payment and any paying agent appointed and will disclose the removal of any paying agent effected prior to the date of such prospectus supplement or supplement thereto. The transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of authorized denominations and of like tenor and aggregate principal amount, at the principal corporate trust office of the initial transfer agent, U.S. Bank Trust National Association, or any successor transfer agent and registrar, in New York, New York. We may change the place for registration of transfer of the debt securities, may appoint one or more additional security registrars or transfer agents (including ourselves) and may remove any security registrar or transfer agent, all in our discretion. The applicable prospectus supplement, or a supplement thereto, will identify any new place for registration of transfer and any additional security registrar or transfer agent appointed and will disclose the removal of any security registrar or transfer agent effected prior to the date of such prospectus supplement or supplement thereto. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We will not be required (a) to issue, register the transfer of, or exchange debt securities during a period of 15 days prior to giving any notice of redemption or (b) to issue, register the transfer of, or exchange any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

      Redemption: Any terms of the optional or mandatory redemption of any series of debt securities will be set forth in the applicable prospectus supplement. Except as shall otherwise be provided with respect to any series of debt securities, or any tranche thereof, redeemable at the option of the holder, the debt securities of such series, or any tranche thereof, will be redeemable only upon notice, by mail, not less than 30 nor more than 60 days prior to the date fixed for redemption and, if less than all of the debt securities of any series, or any tranche thereof, are to be redeemed, the particular debt securities will be selected by such method as the trustee deems fair and appropriate.

      Any notice of optional redemption may state that such redemption shall be conditional upon the receipt by the trustee, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such debt securities and that if such money has not been so received, such notice will be of no force or effect and we will not be required to redeem such debt securities.

      Events of Default: The following constitute events of default under the indenture with respect to each series of debt securities outstanding thereunder:

      o failure to pay any interest on any debt security of such series within 60 days after the same becomes due and payable;

      o failure to pay any principal of or premium, if any, on any debt security of such series within three business days after the same becomes due and payable;

      o failure to perform or breach of any of our covenants or warranties in the indenture (other than a covenant or warranty solely for the benefit of one or more other series of debt securities) for 60 days after written notice to us by the trustee, or to us and the trustee by the holders of at least 33% in principal amount of the debt securities of such series outstanding under the indenture as provided in the indenture;

      o default under any evidence of indebtedness by us (including a default with respect to any series of debt securities) or a default under any instrument under which there may be issued any such indebtedness, in each case aggregating in excess of $5 million, which default shall constitute a failure to pay the principal of such indebtedness when due and payable (after the expiration of any applicable grace period) or shall have resulted in the acceleration of when such indebtedness becomes due and payable if (1) either the trustee, or at least 10% in principal amount of any outstanding series of debt securities, shall have given us notice of such default and (2) within 10 days of said notice, such indebtedness is not discharged or such acceleration is not rescinded or annulled;

      o     certain events of bankruptcy, insolvency or reorganization; and

      o any other event of default specified with respect to debt securities of such series.

      Remedies: If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of such series may declare the principal amount (or if the debt securities of such series are discount notes or similar debt securities, such portion of the principal amount as may be specified in the applicable prospectus supplement) of all of the debt securities of such series to be due and payable immediately; provided, however, that if such an event of default occurs and is continuing with respect to more than one series of debt securities, the trustee or the holders of not less than 33% in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

      At any time after the declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event or events of default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if-

      o     we have paid or deposited with the trustee a sum sufficient to pay all overdue interest on all debt securities of such series,

                  the principal of and premium, if any, on any debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such debt securities, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee under the indenture; and

      o any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of the debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

      If any such event of default with respect to the debt securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series, subject to the following:

      o If such an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one of such series;

      o Such direction will not be in conflict with any rule of law or with the indenture and could not involve the trustee in personal liability in circumstances where reasonable indemnity would not be adequate;

      o The trustee may take any other action it deems proper which is not inconsistent with such direction; and

      o The trustee shall not be obligated to take any action unduly prejudicial to holders not joining in such direction.

      The right of a holder of any debt security of such series to institute a proceeding with respect to the indenture is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment. The indenture generally provides that the trustee, within 90 days after the occurrence of any default thereunder with respect to the debt securities of a series, is required to give the holders of the debt securities of such series notice of any default known to it, unless cured or waived. Except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series, however, the trustee may withhold such notice if the trustee determines that it is in the interest of such holders to do so. Furthermore, in the case of such an event of default caused by our failure to perform or our breach of any covenant or warranty in the indenture, no such notice shall be given to such holders until at least 75 days after the occurrence thereof.

      We will be required to furnish annually to the trustee a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

      Covenants:

      Maintenance of Property: We will cause (or, with respect to property owned in common with others, make a reasonable effort to cause) all our properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and will cause (or with respect to property owned in common with others, make a reasonable effort to cause) to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as, in our judgment, may be necessary so that the business carried on in connection therewith may be properly conducted. The foregoing, however, will not prevent us from discontinuing, or causing the discontinuance of, the operation and maintenance of any of our properties if such discontinuance is, in our judgment, desirable in the conduct of our business.

      Preservation of Rights: Subject to the provisions described in the next paragraph, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence and our rights (charter and statutory) and franchises. We will not, however, be required to preserve any such right or franchise if, in our judgment, (1) preservation thereof is no longer desirable in the conduct of our business and (2) the loss thereof does not adversely affect the interests of the holders in any material respect.

      Consolidation or Merger: We will not consolidate with or merge into any other corporation or corporations or convey, transfer or lease our properties and assets substantially as an entirety to any person or persons unless:

      o the corporation or corporations formed by such consolidation or into which we are merged or the person or persons which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety, expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest, if any, on all the outstanding debt securities and the performance of all of our covenants under the indenture;

      o immediately after giving effect to any such transaction no event of default, and no event which after notice or lapse of time would become an event of default, will have occurred and be continuing; and

      o we will have delivered to the trustee an officers' certificate and an opinion of counsel as provided in the indenture.

      New York courts have not judicially determined the exact meaning of the phrase "substantially as an entirety." Accordingly, as a result of this uncertainty, it may be difficult for the debt holders to determine whether this covenant (relating to consolidation, merger, and sale of assets) has been breached, to declare an event of default and to exercise their acceleration rights based on the alleged breach.

      There could be a disagreement between us and the holders over whether a specific transaction implicates this covenant. There can be no assurance as to how a court interpreting New York law would interpret the phrase "substantially as an entirety."

      Negative Pledge: We will not incur or permit to exist any mortgage, lien, pledge, charge or encumbrance of any kind upon our property to secure indebtedness without equally and ratably securing the outstanding debt securities of all series. This restriction will not apply in certain circumstances, however, including the pledging by


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

us of assets in connection with the incurrences of indebtedness in aggregate principal amount not exceeding 3% of our net tangible utility assets at any time outstanding. The indenture also excepts certain encumbrances from this restriction including, among other things:

      o liens for taxes not delinquent and liens for taxes which are delinquent but are being contested in good faith by us;

      o easements, rights of way, restrictions or reservations in our property for, among other things, roads, utility transmission and distribution facilities and other utility rights of way and immaterial defects in title;

      o purchase money mortgages on property acquired after the date of the indenture;

      o     liens existing on assets prior to the acquisition thereof; and

      o liens arising out of the refinancing, extension renewal or refunding of indebtedness secured by certain of the liens or encumbrances referred to above, including by any of the two immediately preceding clauses.

      Generally, personal property used in our ordinary business, including cash, accounts receivable, stock in trade, products generated or purchased by us, office equipment, motor vehicles, fuel and gas, are also excepted from this restriction.

      Modification of Indenture: Without the consent of any holders of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

      o to evidence the succession of another person to us and the assumption by any such successor of our covenants in the indenture and the debt securities; or

      o to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, or tranche thereof, or to surrender any right or power conferred upon us by the indenture; or

      o to add any additional events of default with respect to all or any series of outstanding debt securities; or

      o to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will adversely affect the interests of the holders of debt securities of any series or tranche in any material respect, such change, elimination or addition will become effective with respect to such series or tranche only when there is no debt security of such series or tranche remaining outstanding under the indenture; or

      o     to provide collateral security for the debt securities; or

      o to establish the form or terms of debt securities of any series or tranche as permitted by the indenture; or

      o to evidence and provide for the acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the indenture by more than one trustee; or

      o to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of debt securities; or

      o     to change any place where:

            -- the principal of and premium, if any, and interest, if any, on debt securities of any series, or any tranche thereof, shall be payable;

            -- any debt securities of any series, or any tranche thereof, may be surrendered for registration of transfer;

            -- debt securities of any series, or any tranche thereof, may be surrendered for exchange; and

            -- notices and demands to or upon us in respect of the debt securities of any series, or any tranche thereof, and the indenture may be served; or

      o to cure any ambiguity or inconsistency, or to make any other provisions with respect to matters or questions arising under the indenture, provided such other provisions do not adversely affect the interests of the holders of debt securities of any series in any material respect.

      The holders of a majority in aggregate principal amount of the debt securities of all series then outstanding under the indenture may, before the time compliance by us with certain restrictive provisions of the indenture is required, waive our compliance with one or more of such provisions. The holders of not less than a majority in principal amount of the debt securities of any series then outstanding under the indenture may waive any past default under the indenture with respect to such series, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of such series affected.

      Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the indenture to require changes to the indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the indenture, we and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

      In general and except as described above, the consent of the holders of not less than a majority in principal amount of the debt securities of all series then outstanding under the indenture, considered as one class, is required to add, change or eliminate any provision of the indenture pursuant to one or more supplemental indentures. If less than all of the series of debt securities outstanding under the indenture are directly affected by a supplemental indenture, however, then only the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series so directly affected, considered as one class, is required. Furthermore, if the proposed supplemental indenture directly affects the rights of the holders of debt securities of one or more, but less than all, of the tranches of any series issued in tranches, then only the consent of the holders of a majority in aggregate principal amount of the debt securities outstanding of all tranches so directly affected, considered as one class, will be required. No such supplemental indenture may, without the consent of the holder of each debt security outstanding under the indenture of each such series or tranche directly affected thereby:

      o change the stated maturity of, or any installment of principal of or the rate of interest on (or the amount of any installment of interest on), any debt security, or reduce the principal thereof or redemption premium thereon, if any, or change the amount payable upon acceleration of a discount note or method of calculating the rate of interest thereon, or otherwise modify certain terms of payment of the principal thereof or interest or premium thereon;

      o reduce the percentage in principal amount of the debt securities outstanding under such series or tranche required to consent to any supplemental indenture or waiver of compliance with any provision of the indenture or any default under the indenture and its consequences, or reduce the requirements for quorum and voting; or

      o modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

      A supplemental indenture which changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities or of one or more tranches thereof, or which modifies the rights of the holders of debt securities of such series or tranche with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of any other debt securities.

      Defeasance: The debt securities of any series, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the indenture (except as to any surviving rights of registration of transfer or exchange expressly provided for in the indenture), and our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there is irrevocably deposited with the trustee, in trust:

      o     money in the amount which will be sufficient; or

      o direct obligations of, or obligations unconditionally guaranteed by, the United States of America and entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof, in each case which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the trustee, will be sufficient; or

      o a combination of the preceding items which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such debt securities or portions thereof on and prior to the maturity thereof.

      As a condition to defeasing any series of debt securities as described above, we are obligated to obtain a legal opinion to the effect that the defeasance will be tax free to the holders of the debt securities to be defeased.

      Title: We, the trustee, and any agent of ours or the trustee may treat the registered holder of a debt security as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

                              PLAN OF DISTRIBUTION

      We may sell the debt securities offered by this prospectus:

      o     directly;

      o     through agents;

      o     through dealers; or

      o through one or more underwriters or a syndicate of underwriters in an underwritten offering.

            Each prospectus supplement will set forth the terms of the offering of the debt securities offered thereby, including the name or names of any underwriters, dealers or agents, the initial public offering price or purchase price of such debt securities, the proceeds we receive from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in a prospectus supplement are deemed to be underwriters, dealers or agents in connection with the debt securities offered thereby.

      We may distribute the securities from time to time in one or more transactions at: a fixed price; prices that may be changed; prices related to prevailing market prices, if any, at the time of sale; and negotiated prices. We will describe the method of distribution in the relevant prospectus supplement.

      If underwriters are used in the sale of the debt securities, such debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. Any underwriters with respect to any of the debt securities will be named in the prospectus supplement applicable to such debt securities and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase any of the debt securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such debt securities if any are purchased.

      Subject to certain conditions, we may agree to indemnify the several underwriters or agents and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of or based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in the registration statement, this prospectus, a prospectus supplement or the documents incorporated by reference herein or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. See the applicable prospectus supplement. Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying debt security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the debt securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the debt securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the debt securities to be higher than it would otherwise be. The underwriters may engage in any such activities on any exchange or other market in which the debt securities may be traded. If commenced, the underwriters may discontinue those activities at any time. The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the debt securities being sold at that time.

      If we use an agent in an offering of the securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement or pricing supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment. Underwriters, dealers and agents or their affiliates may engage from time to time in various general financing, investment banking and commercial banking transactions with us and certain of our affiliates.

      Although we do not have any definitive plans for sales of the debt securities offered hereby, subject to market conditions, we anticipate selling during 2007 approximately $60 to $70 million of debt securities, with approximately $33 million of the proceeds to be used to repay an equal principal amount of our 2002 Series D promissory notes which bear interest at the rate of 5.8% per annum and mature on March 28, 2007, and with approximately $27 to $37 million of the proceeds to be used to finance our construction program and for general corporate purposes.

                                  LEGAL MATTERS

      Certain legal matters with respect to the debt securities offered hereby will be passed upon for us by Thompson Hine LLP, our counsel, 335 Madison Avenue, New York, New York.

                                     EXPERTS

      The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


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